Item 77C
Morgan Stanley Nasdaq-100 Index Fund
Results of Special Shareholder Meeting

On August 1, 2006, a Special Meeting of Shareholders of the
Fund was scheduled in order to vote on the proposals set
forth below. The proposals failed to obtain the necessary
quorum in order to hold the meeting, and, therefore, the
meeting was adjourned until August 23, 2006, to permit
further solicitation of proxies. The meeting was held on
August 23, 2006 and the voting results with respect to these proposals were as follows:

(1) Election of Trustees:

                                        For    Withhol Abstai   BNV*
                                                  d      n
Frank L. Bowman...................    2,412,7   61,527      0       0
                                           81
Kathleen A.                           2,416,8   57,447      0       0
Dennis...................                  61
James F. Higgins....................  2,417,4   56,869      0       0
                                           39
Joseph J.                             2,412,8   61,464      0       0
Kearns.....................                44
Michael F. Klein....................  2,416,7   57,537      0       0
                                           71
W. Allen Reed....................     2,412,9   61,362      0       0
                                           46
Fergus Reid......................     2,416,6   57,702      0       0
                                           06

(3) Modify certain fundamental investment restrictions:

                                        For    Against Absta    BNV*
                                                         in
Modify fundamental policy regarding   2,035,5   52,037  58,97   327,7
borrowing                                  51               4      45
money........................
Modify fundamental policy regarding   2,040,9   49,837  55,81   327,7
loans..........                            09               6      45
Modify fundamental policy regarding   2,037,1   53,623  55,80   327,7
investment in commodities, commodity       37               2      45
contracts and futures
contracts........
Modify fundamental policy regarding   2,044,7   44,115  57,70   327,7
issuance of senior                         42               5      45
securities......................

* Broker "non-votes" are shares held in street name for
which the broker indicates that instructions have not been
received from the beneficial owners or other persons
entitled to vote and for which the broker does not have
discretionary voting authority.